EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT entered into on September 11, 2012, to be effective as of July 1, 2012 (the “Effective Date”), by and between MISONIX, INC., a New York corporation, with principal offices at 1938 New Highway, Farmingdale, New York 11735 (“Employer”), and MICHAEL A. McMANUS, JR., with his address at 100 White Plains Road, Bronxville, New York 10708 ("Executive").

A.	Employer is engaged in the business of developing, manufacturing and/or marketing therapeutic ultrasound medical device products (“Employer’s Business”);

B.	Employer and Executive have previously entered into that certain Employment Agreement, dated as of July 1, 2009, as amended, which Employment Agreement expired on June 30, 2012; and

C.	Employer and Executive desire to enter into a new employment agreement as follows:

1.	Employment

(a)	During the Term of Employment as defined in Section 2, Employer agrees to employ Executive as an executive, subject to the overall direction and control of the Board of Directors of Employer (the “Board”). Executive agrees to act in the foregoing capacity, in accordance with the terms and conditions contained in this Agreement. Executive will have, at all times during the term of this Agreement, the title of President and Chief Executive Officer.

(b)	Executive shall devote substantially all of his working time to Employer's Business as conducted from time to time. It is agreed that Executive’s service on the board of directors of the other companies described on the attached list is acceptable. Executive shall render services, without additional compensation, in connection with the operation of Employer's Business, including activities of affiliates and subsidiaries of Employer as may exist from time to time. Executive also agrees to serve as a member of the Board, if elected, and/or any subsidiaries or affiliates, without additional compensation therefor.

2.	Term

The term of Executive's employment under this Agreement shall commence on the Effective Date (the “Commencement Date”) and end on June 30, 2013 (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed and extended for consecutive one year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any then-current renewal term (each, a "Renewal Term"). The Initial Term and each Renewal Term are subject to earlier termination as set forth in Section 5. The actual term of employment is defined as the "Term of Employment."

3.	Compensation

(a)	Employer shall pay to Executive an annual base salary of Two Hundred Eighty-Three Thousand Two Hundred Fifty and 00/100 ($283,250.00) Dollars (the “Annual Base Salary”) per annum during the Term of Employment. All payments shall be made in equal monthly installments, in arrears, or such other installments as may be consistent with the payroll practices of Employer for its executives.

(b)	In addition to the compensation set forth in Section 3(a), Executive shall receive an annual bonus based on Executive’s achievement of his annual goals and objectives as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee shall determine the annual goals and objectives no later than the date on which the Board approves Employer’s annual budget. Any payments to be made under this Section 3(b) shall be paid within ninety (90) days of the end of the fiscal year for which such incentive bonus relates.

4.	Additional Executive Benefits

(a)	Employer shall reimburse Executive for all expenses reasonably incurred by Executive in connection with the performance of Executive's duties under this Agreement against Executive's pre-submitted documented vouchers for such expenses. Executive shall be entitled to the use of an automobile, at the Company’s expense.

(b)	Executive shall be entitled to five (5) weeks of vacation each year (no more than three (3) of which shall be in the same six month period) and all other general medical and executive benefit plans (including profit sharing or pension plans) as shall have been established and are continuing for executives of Employer; to the extent possible, Executive shall be immediately qualified for such benefits.

(c)	Executive shall be entitled to the severance benefits set forth in Exhibit A hereto.

5.	Termination

(a)	Employer may terminate this Agreement for cause.

(b)	"Cause" within the meaning of this Agreement shall mean:

i.	Executive's breach of the provisions of Section 6 hereof.

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ii.	Failure by Executive to comply in any material respect with the terms of this Agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within ten (10) days after written notice from Employer of such failure.

iii.	Physical incapacity or disability of Executive to perform the services required to be performed under this Agreement. For purposes of this Section 5(b) iii., Executive's incapacity or disability to perform such services for any cumulative period of one hundred twenty (120) days during any twelve-month period, or for any consecutive period of ninety (90) days, shall be deemed "cause" hereunder.

iv.	Executive is convicted of, pleads guilty to, confesses to any felony or any act of fraud, misappropriation or embezzlement.

v.	Executive engages in a fraudulent act or dishonest act to the damage or prejudice of Employer and its affiliates or in conduct or activities damaging to the property, business or reputation of Employer and its affiliates, all as determined by the Board in good faith in its sole discretion.

(c)	If Employer notifies Executive of its election to terminate this Agreement for cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 9 hereof and all payments earned and due Executive shall be paid in full at that time.

(d)	This Agreement shall automatically terminate upon the death of Executive.

(e)	Executive may terminate his employment with Employer for “Good Reason” after giving Employer five (5) business days notice and the opportunity to cure. Termination by Executive of his employment for “Good Reason” shall mean termination based upon (i) a significant diminution in Executive’s material duties and responsibilities without Executive’s express written consent; or (ii) a significant reduction by Employer in Executive’s Annual Base Salary. If Executive terminates his employment for Good Reason with Employer, Employer shall pay Executive an amount equal to two (2) times Executive’s total compensation (Annual Base Salary plus bonus) at the highest rate paid Executive for any fiscal year during the aggregate period of Executive’s employment by Employer, payable in a lump sum within sixty (60) days of Executive’s termination of employment. Notwithstanding the foregoing, Employer shall only be obligated to make the payments set forth in this clause (e) after Executive delivers to Employer an executed Release and Severance Agreement, which shall be substantially in the form of Employer’s standard Release and Severance Agreement for all employees, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and after delivery to Employer of a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans.

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(f)	Executive may terminate his employment with Employer as a result of a Constructive Termination (as defined in Section 5(i) of Exhibit A hereto).

6.	Non-Competition and Non-Disclosure

(a)	Notwithstanding any other provisions in this Agreement, nothing in this Agreement shall prohibit Executive from acquiring or owning without disclosure to Employer less than 1% of the outstanding securities of any class of any competing corporation that are listed on a national securities exchange or traded in the over-the-counter market.

(b)	During and after the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall keep strictly confidential all non-public proprietary information which Executive may obtain during the course of Executive's employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Employer which shall remain Employer's exclusive property and Executive shall not disclose the same, except solely in the course of business on behalf of and for the benefit of Employer pursuant to this Agreement, except to the extent that the same is then: (i) publicly available without any act of Executive through a party not violating its obligations to Employer; or (ii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding. Executive further agrees that immediately upon the termination of his employment (irrespective of the time, manner or cause of termination), Executive will surrender and deliver to Employer all (1) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, software, of every kind relating to or in connection with Employer's Business and customers and suppliers of Employer, and (2) all of Employer's personal and physical property.

(c)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not compete, directly or indirectly, with Employer in (i) Employer's Business or (ii) such other business as in the reasonable opinion of the Board is a competitor of Employer.

(d)	During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not, alone or with others, directly or indirectly:

i.	solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment or other services of any executive or consultant of Employer; or

ii.	solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment of any executive of any customer of Employer, to compete in an area of (i) Employer’s Business or (ii) such other business as in the reasonable opinion of the Board is a competitor of Employer.

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7.	Representation and Indemnification

Executive hereby represents and warrants that he is not a party to any agreement, whether oral or written, which would prohibit him from being employed by Employer, and Executive further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

8.	Resolution of Disputes

All disputes arising hereunder shall be finally determined by arbitration in the City and State of New York in accordance with the rules of the American Arbitration Association then obtaining, or any successor organization thereto. Such arbitration shall be conducted by a three person panel, one of whom is selected by each party and the third selected by the two arbitrators or, if the arbitrators cannot agree, selected from the lists of the American Arbitration Association. The arbitrators shall not have the power to abrogate, alter, modify or amend any of the provisions of this Agreement. Any award entered by the arbitrators shall be final and judgment thereon may be entered in any court having jurisdiction. Each party shall bear its own costs in connection with such arbitration. Notwithstanding the foregoing, Employer shall have the right to seek injunctive relief to maintain the status quo and/or to prevent violation of the terms thereof pending final determination of the rights and remedies of the parties in an arbitration proceeding.

9.	Notices

All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement with Employer’s copy being sent to Employer at its then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Wilk Auslander LLP, 1515 Broadway, New York, New York 10036, Attention: Joel I. Frank, Esq.

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10.	Indemnification; Insurance

Executive shall be entitled to liability and expense indemnification, advancement of expenses and reimbursement to the fullest extent permitted by Employer’s current By-laws and Certificate of Incorporation, whether or not the same are subsequently amended. During the Term, Employer will use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

11.	Miscellaneous

(a)	This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New York law (without regard to the choice of law principles thereof).

(b)	This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by an authorized representative of Employer and by Executive or, in the case of a waiver, by an authorized representative of Employer or by Executive, as the case may be. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(c)	If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

(d)	The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

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(e)	In the event of a Change in Control (as defined in Exhibit A), the terms of this Agreement shall inure to the benefit of, and be assumed by, the successor of Employer or the acquiring person in such Change in Control transaction. This Agreement shall not be assignable by Executive, but it shall be binding upon and shall inure to the benefit of his heirs, executors, administrators and legal representatives.

(f)	This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

(g)	This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

(h)	In the event of the termination or expiration of this Agreement, the provisions of Sections 6, 8, 9, 10 and 11 hereof shall remain in full force and effect, in accordance with their terms.

IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

MISONIX, INC.

By:	/s/ Richard Zaremba
Name: Richard Zaremba
Title: Senior Vice President
and Chief Financial Officer

/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.

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SCHEDULE A

BOARD COMMITMENTS

A. Schulman, Inc.

Novavax, Inc.

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EXHIBIT A

SCHEDULE OF

SEVERANCE BENEFITS

Section 1. Eligibility For Benefits.

     (a) General Rules.

          (i) Subject to the requirements set forth in this Section 1, the Company hereby grants the severance benefits delineated herein to Executive.

          (ii) Executive shall be eligible for benefits under this Schedule if his employment with the Company terminates due to an Involuntary Termination without Cause for a reason other than his death or Disability, or as a result of a Constructive Termination, which in either case occurs: (x) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control, or (y) before the effective date of a Change in Control, but after the first date on which the Board and/or senior management of the Company has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control (provided, however, that in no event shall a termination of employment occurring more than one (1) year before the effective date of a Change in Control be covered by this Schedule).

    (b) Other Requirements.

          In order to be eligible to receive benefits under this Schedule, Executive must execute a general waiver and release of all legal claims against the Company and its Affiliates and their representatives on a form satisfactory to the Company.

     (c) Exceptions. Notwithstanding the foregoing:

          (i) If Executive’s employment is terminated by the Company for Cause at any time, Executive terminates his employment voluntarily for a reason other than a Constructive Termination (including termination of employment because of Executive’s death or Disability), Executive’s employment terminates for any reason, whether initiated by Executive or the Company, more than twenty-four (24) months after the effective date of the Change in Control, or before the beginning of formal negotiations with a potential acquirer of the Company’s business or more than one year before the effective date of Change in Control (even if formal negotiations with a potential acquirer have begun), Executive shall not be eligible to receive Change in Control severance benefits under this Schedule.

Section 2. Amount and Type Of Benefits; Limitations and Exceptions.

     Benefits payable under this Schedule are as follows and are subject to the following limitations and exceptions:

     (a) The Company grants to Executive, and his dependents and beneficiaries (if applicable), the following benefits:

          (i) All Accrued Compensation payable no later than sixty (60) days after the later of the Termination Date or the effective date of the Change of Control.

          (ii) In a single payment, in cash, Executive’s Pay, payable no later than sixty (60) days after the later of the Termination Date or the effective date of the Change in Control.

          (iii) For a period of twenty-four (24) months (the “Continuation Period”), as determined by the Company, the Company shall, at its expense, continue on behalf of the Executive and Executive’s dependents and beneficiaries the following insurance benefits: any medical, dental, vision, hospitalization and long term care benefits provided to Executive immediately prior to the Termination Date; provided, however, that the Company’s obligation to provide continuation coverage shall arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and shall apply only if Executive timely elects COBRA coverage and Executive and his dependents are otherwise eligible for benefits under COBRA. Accordingly, if Executive’s Termination Date precedes the effective date of the Change in Control and Executive did not timely elect COBRA coverage prior to becoming eligible for benefits under this Schedule, no reimbursements or payments for health care continuation will be made by the Company under this Section (unless Executive has received COBRA benefits following his Termination Date, and/or is currently receiving those benefits at the time of a Change in Control, in which case the Company will reimburse any past COBRA premium costs and will pay for future coverage) in accordance with the terms of this Section for the period specified above.

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     The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period shall be no less favorable to Executive and Executive’s dependents and beneficiaries, than the coverage and benefits made available immediately prior to the Termination Date. the Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Executive than the coverages and benefits required to be provided hereunder.

The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period to Executive’s dependents and beneficiaries shall not be affected by Executive’s being covered by Medicare.

          (iv) With respect to any stock option held by Executive that is outstanding under any Company stock option or equity incentive plan at the time Executive becomes eligible for benefits under this Schedule (either at the Termination Date or upon the Change in Control if termination has already occurred), the Company agrees that, at the time of the Termination Date or Change in Control, as applicable, the Executive shall be given a period of (i) ninety (90) days for stock options granted under any of the Company’s Employee Stock Option Plans adopted prior to 2005 and (ii) two (2) years for stock options granted under the Company’s 2005 Employee Equity Incentive Plan, 2009 Employee Equity Incentive Plan and any Plan adopted after the effective date of this Schedule following his Termination Date in which to exercise the options to the extent such options are otherwise vested and exercisable as of the Termination Date under the terms of the applicable stock option agreement(s) and plan(s), but provided that no exercise may occur later than the expiration date of the option as set forth in the applicable option agreement or plan. Notwithstanding the above, this clause (iv) shall not apply to stock options that have expired (including after any post-termination exercise period) at the time Executive becomes eligible for benefits under this Schedule. The foregoing agreement shall not apply to any stock options that already have a one year or greater post-termination exercise period. Executive acknowledges that, by agreeing to an offer to extend the exercise period in this manner, his stock options may be converted from an incentive stock option into a non-statutory stock option.

          (v) This clause (v) applies only to stock options issued to Executive under any Company stock option or equity incentive plan after the effective date of this Schedule (“New Option Grants”). With respect to any New Option Grants that are outstanding at the time Executive becomes eligible for benefits under this Schedule, the vesting and exercisability of such New Option Grants shall be accelerated in full, and the Option shall be considered 100% vested, as of the date Executive becomes entitled to benefits hereunder. This provision shall not apply to any stock option that contains a more favorable vesting provision under the applicable stock option agreement or any individually negotiated agreement (such as 100% “single trigger” vesting upon a Change in Control). It is possible that Executive may terminate employment, and his stock options may have expired (without being exercised) before a subsequent Change in Control transaction (although Executive may still be entitled to benefits under this Schedule in that instance). In that case, no accelerated vesting shall occur under this provision as to an already expired stock option.

     (b) All fringe benefits not otherwise covered by this Schedule (such as, but not limited to, pension/retirement, life insurance, disability coverage and other welfare benefits) shall terminate as of Executive’s Termination Date (except to the extent that the specific plans or programs provide for extended coverage or if any conversion privilege is available thereunder).

     (c) Parachute Payments.

          (i) Notwithstanding the above, if any payment or benefit that Executive would receive under this Schedule, when combined with any other payment or benefit he receives that is contingent upon a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with Payments being reduced in the order and priority established by the Committee) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Schedule, and Executive will not be reimbursed by the Company for any such payments.

          (ii) The Company shall attempt to cause its accountants to make all of the determinations required to be made under Section 2(c)(i), or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. the Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and Executive prior to the Change in Control if administratively feasible or subsequent to the Change in Control if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required by Section 2(c), the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section 2(c). The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by Section 2(c). Any such determination by the Company’s accountants or other firm shall be binding upon the Company and Executive, and the Company shall have no liability to Executive for the determinations of its accountants or other firm.

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     (d) Any provisions contained in the Company’s stock option or equity plans, or contained in Executive’s individual stock option agreement(s) with the Company, regarding the accelerated vesting or exercisability of stock options or awards upon a Change in Control shall continue to apply and may be supplemented by, but shall not be superseded by, the terms of this Schedule.

Section 3. Time Of Payment And Form Of Benefit; Indebtedness.

     (a) Cash benefits under this Schedule, less applicable tax withholdings, shall be paid to Executive in a lump sum. The Company reserves the right to determine the timing of such payments, provided, however, that all payments under this Schedule shall be completed within sixty (60) days after Executive’s Termination Date or, in the case where Executive’s Termination Date precedes a Change in Control, sixty (60) days after the effective date of the Change in Control (subject to the provisions requiring later payment set forth in Section 3(c) below). Notwithstanding the above, no payment shall be made under this Schedule prior to the last day of any waiting period or revocation period as required by applicable law in order for the general waiver and release of legal claims required by Section 1(b) of this Schedule to be effective; provided, however, that in any event such payment is made no later than two and one-half (2-1/2) months following the calendar year in which the later of the Termination Date or effective date of the Change in Control occurs.

     (b) If Executive is indebted to the Company at his payment date, the Company reserves the right to offset any payments under this Schedule by the amount of such indebtedness.

(c) Notwithstanding anything to the contrary herein, in the event the severance benefits described herein are subject to the provisions regarding deferred compensation set forth in Section 409A of the Code, then any payments to Executive shall not be made until the earliest date sufficient to avoid the imposition of tax or penalties under Section 409A.

Section 4. Right To Interpret Schedule; Binding Nature Of Schedule.

     (a) Exclusive Discretion. The Committee shall have the exclusive discretion and authority to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of this Schedule, including, but not limited to, the amount of benefits paid under this Schedule. The interpretations, computations and other actions of the Committee shall be binding and conclusive on all persons.

     (b) Binding Effect On Successor To Company. This Schedule shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under this Schedule, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place. In such event, the term “Company,” as used in this Schedule, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Schedule, and the term “Board” shall refer to the Board of Directors of any such surviving or continuing entity.

Section 5. Definitions.

     Capitalized terms used in Schedule, unless defined elsewhere in this Schedule or in the Agreement to which it forms a part thereof, shall have the following meanings:

     (a) Accrued Compensation means an amount which includes all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Pay, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Termination Date, (iii) unused vacation pay, and (iv) any earned and accrued bonuses and incentive compensation as of the Termination Date.

     (b) Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms as defined in Sections 424(e) and (f), respectively, of the Code.

     (c) Board means the Board of Directors of MISONIX, INC.

     (d) Cause shall have the meaning set forth in Section 5(b) of the Agreement to which this Schedule forms a part thereof.

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     (e) Change in Control means (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization, or (iii) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate) in which such persons or entities that were not shareholders of the Company immediately prior to their acquisition of Company securities as part of such transaction become the owners, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by the Company, or (iv) a Change in the Incumbent Board. For purposes of this Plan, a Change in the Incumbent Board shall occur if the existing members of the Board on the date of the Agreement to which this Schedule forms a part thereof (the “Incumbent Board” ) cease to constitute at least a majority of the members of the Board, provided , however , that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.

     (f) Code means the Internal Revenue Code of 1986, as amended.

     (g) Company means MISONIX, INC., a New York corporation, and any successor as provided in Section 4(b) hereof.

     (h) Committee means the Compensation Committee of the Board of Directors of the Company.

     (i) Constructive Termination means a termination initiated by Executive because any of the following events or conditions have occurred:

          (i) a change in Executive’s position or responsibilities (including reporting responsibilities) which represents a material adverse change from Executive’s position or responsibilities as in effect, immediately preceding the effective date of a Change in Control or at any time thereafter; the assignment to Executive of any duties or responsibilities which are materially and adversely inconsistent with Executive’s position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; except in connection with the termination of Executive’s employment for Cause or the termination of Executive’s employment because of Executive’s Disability or death, or except as the result of a voluntary termination by Executive other than as a result of a Constructive Termination;

          (ii) a material reduction in Executive’s Pay or any material failure to pay Executive any compensation or benefits to which Executive is entitled within five (5) days of the date due;

          (iii) The Company’s requiring Executive to relocate his principal worksite to any place outside a fifty (50) mile radius of Executive’s current worksite, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control;

          (iv) the failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Executive was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive;

          (v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

          (vi) any material breach by the Company of any provision of this Schedule;

          (vii) the failure of the Company to obtain an agreement, from any successors and assigns to assume and agree to perform the obligations created under this Plan as a result of a Change in Control, as contemplated in Section 4 hereof.

     Executive must notify the Company of the circumstances on which a Constructive Termination is purportedly based within ninety (90) days of the initial occurrence of any such event. The Company shall have thirty (30) days from the date of such notice to cure such event or condition.

     (j) Disability means the permanent and total disability of a person within the meaning of Section 409A(a)(2)(C) of the Code.

     (k) Involuntary Termination without Cause means the termination of Executive’s employment which is initiated by the Company for a reason other than Cause.

     (l) Pay means an amount equal to two (2) times the sum of (a) Executive’s annual base pay and (b) bonus at the highest rate paid Executive for any fiscal year during the aggregate period of Executive’s employment by the Company.

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     (m) Termination Date means the last date on which Executive is in active pay status as an employee with the Company. A holiday cannot constitute a Termination Date unless Executive actively provided services for the Company on such holiday.

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